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                                                                    EXHIBIT 99
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PACIFICORP                                                        NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

Media Contact:  Dave Kvamme (503) 464-6272
Investor Contact:  Scott Hibbs  (503) 731-2123

March 12, 1997

PACIFICORP ANNOUNCES AGREEMENT TO ACQUIRE TPC CORPORATION

PacifiCorp (NYSE: PPW) announced today that its wholly-owned subsidiary, PacifiCorp Holdings, Inc. (PHI), has entered into an agreement to acquire TPC Corporation, a natural gas gathering, processing, storage and marketing company based in Houston, Texas. PHI, through a subsidiary, will commence a cash tender offer on Tuesday, March 18, 1997 to purchase all outstanding shares of TPC common stock for $13.41 per share. Following completion of the tender offer, TPC will become a wholly-owned subsidiary of PHI, through a cash merger at the same price. The total purchase price is expected to be approximately $288 million.

TPC Corporation has built a business around gas gathering systems in and near the Gulf of Mexico with related processing facilities, and in salt dome storage projects at the Moss Bluff market hub in Texas and the Egan market hub in Louisiana. Its other core business is natural gas marketing to utilities in the Midwest and Northeast.

"This transaction is key in establishing PacifiCorp as a full service energy company," said Fred Buckman, PacifiCorp president and chief executive officer. "To successfully compete, energy companies need to have the skills and assets that enable them to meet all aspects of customers' energy needs, be they electricity, gas or coal.

"The TPC assets and skills complement our extensive electric and coal assets and skills which we believe give us a competitive advantage in energy markets," he said.

PacifiCorp is already by far the highest volume investor-owned wholesaler of electric energy west of the Mississippi River. The company's vast western electric transmission system interconnects with over 60 other utilities and the company has built a dominant position in western wholesale electricity markets.

With the formation of PacifiCorp Power Marketing in 1995, the company dedicated itself to replicating its western wholesale business in the eastern United States. PacifiCorp is pursing an agreement with Big Rivers Electric Corporation to lease and operate its four western Kentucky coal-fired plants. Already PacifiCorp is one of a handful of electricity market makers in eastern energy markets.

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"Customers tell us they want to deal with an energy provider who can take care of their total energy needs. Now we can," said Dennis Steinberg, PacifiCorp senior vice president of global sales, marketing and energy trading. "So we have taken this significant step toward building gas capabilities into our energy marketing portfolio."

PacifiCorp selected TPC because it has the value-enhancing aspects of the natural gas industry that it desires most. Gathering, processing and storage assets and marketing skills best fit the company's strategies for competing in eastern energy markets.

Larry W. Bickle, chairman and chief executive officer of TPC said, "TPC is excited to be able to combine its business with PacifiCorp. The acquisition recognizes the great progress TPC has made in expanding our gathering and processing business, our gas marketing operations, and our gas storage business. The combination of TPC and PacifiCorp makes us a formidable competitor in eastern energy markets."

The tender offer will be conditioned upon the tender of TPC shares which represent at least a majority of the outstanding shares. The tender offer and merger are also subject to the conditions of the Hart-Scott-Rodino Antitrust Act.

PacifiCorp, based in Portland, Oregon serves 1.4 million retail customers in the west and 550,000 retail customers in Australia. It conducts wholesale power transactions with more than 100 utilities in North America. For the year ended December 31, 1996, PacifiCorp had revenues of $4.3 billion and net income of $475 million. PacifiCorp expects that the acquisition of TPC will be slightly dilutive to its earnings in 1997 and accretive thereafter.

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